UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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GREENHILL & CO., INC.
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March 13, 2014
Dear Stockholders:
You are cordially invited to join us for our 2014 annual meeting of stockholders, which will be held on Wednesday, April 23, 2014, at 11:00 am ET, at the Waldorf-Astoria, 301 Park Avenue, New York, New York 10022. Holders of record of our common stock as of March 5, 2014 are entitled to notice of, and to vote at, the 2014 annual meeting.
The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.
We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Stockholders of record also have the option of voting their shares via the Internet. Instructions on how to vote via the Internet are on the proxy card.
If your shares are held in the name of a broker, bank, trust or other nominee, you will need proof of ownership to be admitted to the meeting and a valid proxy to vote at the meeting, as described under “How can I attend the meeting?” on page 3 of the proxy statement.
We look forward to seeing you at the annual meeting.

Sincerely,

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, April 23, 2014 at 11:00 a.m., Eastern Time

Place:	Waldorf-Astoria 301 Park Avenue New York, New York 10022

Items of Business:	1. The election of directors.

2. Advisory resolution on our executive compensation.

3. The ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2014.

4. Any other business that may properly be considered at the meeting or at any adjournment of the meeting.

Record Date:	You may vote if you were a stockholder of record at the close of business on March 5, 2014.

Voting by Proxy or via the Internet:
Whether or not you plan to attend the annual meeting in person, please vote your shares by proxy or via the Internet to ensure they are represented at the meeting. You may submit your proxy vote by completing, signing and promptly returning the enclosed proxy card by mail. Instructions on how to vote via the Internet are on the proxy card.

By Order of the Board of Directors

Secretary

TABLE OF CONTENTS

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Greenhill & Co., Inc. (which we refer to as “Greenhill”, “we” or the “Company” in this proxy statement) is soliciting proxies for use at the annual meeting of stockholders to be held on April 23, 2014 and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 13, 2014.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the meeting?
At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of directors, an advisory resolution on our executive compensation and the ratification of the selection of our independent auditors. Also, management will report on matters of current interest to our stockholders and respond to questions.
Who is entitled to vote at the meeting?
The Board has set March 5, 2014, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 5, 2014, you are entitled to vote at the meeting. As of the record date, 28,267,571 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.
What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, a total of 28,267,571 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the meeting?
In accordance with our bylaws, holders of a majority of the outstanding shares of common stock entitled to vote at a meeting of stockholders must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting;

•	you have properly submitted a proxy card by mail; or

•	you have properly voted via the Internet.
How do I submit my proxy vote?
If you are a stockholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or nominee how to vote your shares.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or otherwise by a broker, bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under “How do I submit my proxy vote?”
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive.

How do I vote via the Internet?
Internet voting information is provided on the proxy card. A control number, which is the number located below the account number on the proxy card, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet, please do not return a signed proxy card. Stockholders who hold their shares through a bank or broker can vote via the Internet if that option is offered by the bank or broker.
Can I vote my shares in person at the meeting?
If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and then decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.
If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.
What vote is required for the election of directors or for a proposal to be approved?
The approval of a plurality of the votes of the shares present at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the advisory resolution on executive compensation and to ratify the selection of our independent auditors.
How are votes counted?
You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the other proposals. The advisory resolution on executive compensation is not binding on the Board of Directors, but we value your vote and will consider the results carefully.
If you submit your proxy or vote via the Internet but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.
Other than for the election of directors, if you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.
Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.
What are "Broker Non-Votes"?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still use its discretion to vote the shares with respect to matters that are considered to be “routine,” such as the proposal to ratify the selection of our independent auditors, but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors, even if not contested, and advisory votes on executive compensation. Broker non-votes are counted toward a quorum.
Therefore, if member brokers do not receive instructions from the beneficial owner of the shares, they may only vote on the proposal to ratify the selection of our independent auditors. We therefore urge you to give voting instructions to your broker on all proposals.
How does the Board recommend that I vote?
The Board of Directors recommends a vote:

•	FOR all of the nominees for director;

•	FOR the advisory resolution to approve our executive compensation; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2014.
What if I do not specify how I want my shares voted?
If you submit a signed proxy card or vote via the Internet but do not specify how you want to vote your shares, we will vote your shares:

•	FOR all of the nominees for director;

•	FOR the advisory resolution to approve our executive compensation; and

•	FOR the ratification of the selection of Ernst & Young LLP as Greenhill’s independent auditors for the year ending December 31, 2014.
Can I change my vote after submitting my proxy?
Yes. Whether you vote by mail or via the Internet, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

•	By sending a written notice of revocation to the Secretary of Greenhill;

•	By submitting a later-dated proxy to the Secretary of Greenhill;

•	By voting via the Internet at a later time; or

•	By voting in person at the meeting.
Will my vote be kept confidential?
Yes. We have procedures to ensure that, regardless of whether stockholders vote by mail, via the Internet or in person, (1) all proxies, ballots and voting tabulations that identify stockholders are kept confidential, except as disclosure may be required by federal or state law or expressly permitted by a stockholder; and (2) voting tabulations are performed by an independent third party.
What is the frequency of future stockholder advisory votes on executive compensation?
At our stockholder meeting held on April 20, 2011, stockholders voted that we should hold future stockholder advisory votes on our executive compensation on an annual basis. Our Board carefully evaluated the results of this vote. In light of the results of such vote, our Board determined that we will hold an advisory vote on executive compensation every year. We will reevaluate this determination after the next stockholder advisory vote on the frequency of votes on executive compensation.
How can I attend the meeting?
You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. You also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership.
Please let us know if you plan to attend the meeting when you return your proxy by marking the attendance box on the proxy card.
Who pays for the cost of proxy preparation and solicitation?
Greenhill pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have also hired Georgeson Inc. to assist in the solicitation and distribution of proxies, for which they will receive a fee of $12,500, as well as reimbursement for certain out-of-pocket costs and expenses.
We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular compensation.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS
Our executive officers and directors are encouraged to own Greenhill common stock, par value $.01 per share, to further align management’s and stockholders’ interests. In addition, we have adopted stock ownership guidelines applicable to our named executive officers. See "Executive Compensation—Compensation Discussion and Analysis—Executive Stock Ownership and Stock Ownership Guidelines" below for a description of these guidelines.
The following table shows how many shares of our common stock were beneficially owned as of March 1, 2014, by each of our directors and executive officers named in the 2013 Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, based on filings made under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended (“Filings”), except as noted below, no stockholder beneficially owned more than five percent of our common stock as of March 1, 2014. The percentage has been calculated on the basis of 28,267,571 shares of common stock outstanding as of March 1, 2014 (excluding treasury stock).
The address for each listed stockholder (other than as indicated in the notes) is: c/o Greenhill & Co., Inc., 300 Park Avenue, 23rd Floor, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table, pursuant to applicable community property laws or as indicated in the Filings made by institutional stockholders, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
Robert F. Greenhill (1)	1,393,908	4.9%
Scott L. Bok (2)	480,818	1.7%
Christopher T. Grubb	2,718	*
Harold J. Rodriguez, Jr. (3)	66,294	*
Gavin D. Solotar	5,333	*
John C. Danforth (4)	15,635	*
Steven F. Goldstone	16,698	*
Stephen L. Key	11,317	*
Robert T. Blakely	2,093	*
Karen P. Robards	708	*
All Directors and Executive Officers as a group (10 persons)	1,995,522	7.1%
5% Stockholders:
Blackrock, Inc. (5)	2,862,294	10.1%
The Vanguard Group (6)	1,596,761	5.6%

*	Less than 1% of the outstanding shares of common stock.

(1)
Mr. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock owned by him and by two entities controlled by him. The first entity is Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 989,524 of our shares. The second entity is Riversville Aircraft Corporation II, a Delaware corporation, which owns 239,680 of our shares. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by other members of his family in Greenhill Family Limited Partnership.

(2)
Includes 25,000 shares held by Bok Family Partners L.P., a Delaware limited partnership, of which Mr. Bok is the general partner. Mr. Bok disclaims beneficial ownership of securities owned by Bok Family Partners L.P. except to the extent of his pecuniary interest therein. Also includes 288,783 shares held by the Bok Family Foundation. Mr. Bok expressly disclaims beneficial ownership of the shares held by the Bok Family Foundation.

(3)	Includes 66,294 shares held by Jacquelyn F. Rodriguez, the wife of Harold J. Rodriguez, Jr.

(4)
Includes 2,650 shares owned by the Donald Danforth Trust Under Agreement Dated 1/17/57 FBO John C. Danforth # 1951900 and 2,500 shares owned by the Donald Danforth Trust Under Agreement Dated 1/17/57 FBO John C. Danforth # 1951500.

(5)	Address: 40 East 52nd Street, New York, NY 10022.

(6)	Address: 100 Vanguard Blvd., Malvern, PA 19355.

Our executive officers and directors are not permitted to hedge or otherwise dispose of the economic risk of ownership of these shares or any other shares owned by them through short sales, option transactions or use of derivative instruments. See “Executive Compensation—Compensation Discussion and Analysis—Executive Stock Ownership and Stock Ownership Guidelines” below.
Messrs. Greenhill, Bok, Grubb, Rodriguez and Solotar are employees of Greenhill. They beneficially own approximately 7% of our common stock in the aggregate. In addition, other employees of Greenhill beneficially own approximately 2% of the common stock of Greenhill.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and beneficial owners of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Such persons are required to furnish us with copies of these reports. We believe that all Section 16(a) filing requirements applicable to our executive officers and directors for 2013 were satisfied, except for one report, covering one transaction relating to Gavin D. Solotar, that was filed late on November 12, 2013 due to a clerical error.

ITEM 1—ELECTION OF DIRECTORS
The number of directors currently serving on our Board of Directors (which we also refer to as our “Board”) was reduced from seven to six effective as of March 1, 2014, as one of our directors, John C. Danforth, elected to retire effective as of that date and is not standing for re-election. Accordingly, there are six nominees for director this year, and each nominee is a current director. Each director who is elected will serve a one-year term. Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies may vote your shares for a substitute nominee selected by the Board or the Board may reduce its size.
The nominees for election as director have provided the following information about themselves.
Robert F. Greenhill, 77, our founder, has served as our Chairman since the time of our founding in 1996 and served as our Chief Executive Officer between 1996 and October 2007. Mr. Greenhill was a member of our Management Committee since its formation in January 2004 until October 2007. In addition, Mr. Greenhill has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Prior to founding and becoming Chairman of Greenhill, Mr. Greenhill was Chairman and Chief Executive Officer of Smith Barney Inc. and a member of the board of directors of the predecessor to the present Travelers Corporation (the parent of Smith Barney) from June 1993 to January 1996. From January 1991 to June 1993, Mr. Greenhill was president of, and from January 1989 to January 1991, Mr. Greenhill was a vice chairman of, Morgan Stanley Group, Inc. Mr. Greenhill joined Morgan Stanley in 1962 and became a partner in 1970. In 1972, Mr. Greenhill directed Morgan Stanley’s newly-formed mergers and acquisitions department. In 1980, Mr. Greenhill was named director of Morgan Stanley’s investment banking division, with responsibility for domestic and international corporate finance, mergers and acquisitions, merchant banking, capital markets services and real estate. Also in 1980, Mr. Greenhill became a member of Morgan Stanley’s management committee. We chose to nominate Mr. Greenhill as a director because he is the founder of our firm and has more than fifty years of experience in our industry.
Scott L. Bok, 54, has served as Chief Executive Officer since April 2010, served as Co-Chief Executive Officer between October 2007 and April 2010, and served as our U.S. President between January 2004 and October 2007. He has also served as a member of our Management Committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since its incorporation in March 2004. Mr. Bok joined Greenhill as a Managing Director in February 1997. Before joining Greenhill, Mr. Bok was a Managing Director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997, based in New York and London. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok served as Chief Executive Officer and Chairman of the Board of Directors of GHL Acquisition Corp. from 2007 to 2009 and as a member of the board of directors of its successor, Iridium Communications Inc., from 2009 to 2013. He has also served as a member of the board of directors of Heartland Payment Systems (2001 - 2005) and Republic Group Insurance (2003 - 2007). We chose to nominate Mr. Bok as a director because he serves as our Chief Executive Officer and has thirty years of experience advising on transactions.
Steven F. Goldstone, 68, has served on our Board of Directors since July 2004. He currently manages Silver Spring Group, a private investment firm. From 1995 until his retirement in 2000, Mr. Goldstone was Chairman and Chief Executive Officer of RJR Nabisco, Inc. (which was subsequently named Nabisco Group Holdings following the reorganization of RJR Nabisco, Inc.). Prior to joining RJR Nabisco, Inc., Mr. Goldstone was a partner at Davis Polk & Wardwell, a law firm in New York City. He is also the non-executive Chairman of ConAgra Foods, Inc. Mr. Goldstone served as a member of the board of directors of Trane, Inc. (f/k/a American Standard Companies, Inc.) from 2002 until 2008 and as a member of the board of directors of Merck & Co. from 2008 until 2012. We chose to nominate Mr. Goldstone as a director because he was personally known to several members of our management, who respected Mr. Goldstone’s high integrity and business acumen. We believe Mr. Goldstone’s past experience in a service industry similar to ours, as well as his experience as the leader of a complex publicly traded company, enables Mr. Goldstone to provide valuable experience to our Board.
Stephen L. Key, 70, has served on our Board of Directors since May 2004. Since 2003, Mr. Key has been the sole proprietor of Key Consulting, LLC. From 1995 to 2001, Mr. Key was the Executive Vice President and Chief Financial Officer of Textron Inc., and from 1992 to 1995, Mr. Key was the Executive Vice President and Chief Financial Officer of ConAgra, Inc. From 1968 to 1992, Mr. Key worked at Ernst & Young, serving in various capacities, including as the Managing Partner of Ernst & Young’s New York Office from 1988 to 1992. Mr. Key is a Certified Public Accountant in the State of New York. Mr. Key has served as a member of the board of directors of Fairway Group Holdings Corp. since August 2012 and as Chairman of the Audit Committee of the board of directors of Fairway Group Holdings Corp. since April 2013. Mr. Key has also served as a member of the board of directors of Sitel, Inc. from 2007 until 2008, as a member of the board of directors of Forward Industries, Inc. from 2010 until 2012, and as a member of the board of directors of 1-800-Contacts, Inc. from 2005 to 2012. We chose to nominate Mr. Key as a director because he was personally known to several members of our management, who respected Mr. Key’s high integrity and financial expertise. We believe Mr. Key’s deep accounting experience, his service on the board of directors and audit committees of other public companies and his previous management experience at several public companies add significant support both to the Board of Directors and the management team in considering accounting, finance and related matters.
Robert T. Blakely, 72, has served on our Board of Directors since April 2009. Since 2008, Mr. Blakely has served as the President of Performance Enhancement Group, a position he previously held from 2002 to 2003. From February 2006 to January 2008, Mr. Blakely served as Executive Vice President of Fannie Mae and from February 2006 to August 2007 as its Chief Financial Officer. From 2003 to 2006, Mr. Blakely served as Executive Vice President and Chief Financial Officer of MCI. From 1999 to 2002 he served as Executive Vice President and Chief Financial Officer of Lyondell Chemical. From 1981 to 1999 he served as Executive Vice President and Chief Financial Officer of Tenneco, Inc. From 1971 to 1981 Mr. Blakely was with Morgan Stanley. Mr. Blakely is a member of the board of directors of Westlake Chemical Corporation, Natural Resource Partners L.P. and Ally Financial Inc. (formerly GMAC, Inc.). Mr. Blakely completed a five year term on December 31, 2011 as Vice Chairman of the Board of Trustees of the Financial Accounting Federation, the oversight body for the Financial Accounting Standards Board. We chose to nominate Mr. Blakely as a director because he was personally known to several members of our management, who respected Mr. Blakely’s high integrity and financial expertise. We believe Mr. Blakely’s financial expertise and previous management experience at public companies in several different industries, including the financial services industry, bring additional perspectives to the oversight of our business.
Karen P. Robards, 63, has served on our Board of Directors since April 2013. Since 1987, Ms. Robards has been a partner of Robards & Company, LLC, a financial advisory firm. From 1976 to 1987, Ms. Robards was an investment banker at Morgan Stanley where she served as head of its healthcare investment banking activities. Ms. Robards currently serves as Vice Chair of the Board and Chair of the Audit Committee of BlackRock Closed-End Funds. Ms. Robards is also a member of the Board of Directors of AtriCure, Inc., a medical device company, where she has served since 2000. From 1996 to 2005, Ms. Robards served as a director of Enable Medical Corporation, a developer and manufacturer of surgical instruments, which was acquired by AtriCure, Inc. in 2005. From 2007 to 2010, Ms. Robards also served as a director of Care Investment Trust, a publicly held real estate investment trust focusing on investment opportunities in the healthcare industry. We chose to nominate Ms. Robards as a director because of her high integrity and business acumen. We believe Ms. Robards’ past experience in our industry, as well as her experience as a director of several public and private companies, enables Ms. Robards to provide valuable experience to our Board.
The Board of Directors unanimously recommends a vote FOR the election of all of the director nominees. Proxies will be voted FOR the election of the nominees unless otherwise specified.

ITEM 2—ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION
In accordance with the recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are asking stockholders to approve an advisory resolution on our executive compensation as reported in this proxy statement.
Summary of our Executive Compensation
Highlights-Executive Compensation in 2013

•	Pre-tax profit margin of 25% for 2013

•	15% gain for our shareholders in 2013, including both share price appreciation and dividend payments

•	Net income and earnings per share for 2013 up 11% and 12%, respectively, from 2012

•	Repurchased nearly 1.1 million shares of our common stock during 2013, resulting in a decline in share count during the year

•	Annual advisory revenues down 2% from prior year while worldwide volume of completed M&A transactions declined 1% from 2012 and the number of worldwide completed M&A transactions declined by 10%[1]

•	Revenue per employee and pre-tax margin was highest among our peer group in 2013

•	We adopted stock ownership guidelines applicable to our named executive officers

•	Incentive compensation paid entirely in restricted stock units; no cash bonus paid to any of our named executive officers in respect of 2013

•	Vesting periods of incentive awards are five years

•	Percentage of compensation based on performance was 83% for our Chief Executive Officer in respect of 2013

•	No single trigger vesting on change of control; no gross ups; no special perks
Our executive compensation programs are designed to attract, motivate and retain executive leadership necessary for Greenhill to achieve long-term success and increase stockholder value, taking into account the critical importance of human capital to our business. We are committed to utilizing the executive compensation program to reinforce our ownership culture and broaden employee ownership over time.
The components of our compensation for our named executive officers and other professional employees have remained unchanged since the time of our initial public offering in 2004:

•	a competitive base salary, and

•
incentive compensation, based on our operating performance and each individual’s contribution to revenue as well as the development of our client base and market position and, where applicable, management, generally consisting of

•an annual incentive compensation in the form of cash, and/or
•long-term incentive compensation in the form of restricted stock units with a five-year vesting period.
The relative percentage of these components is not fixed, giving the Compensation Committee the flexibility to adjust the mix of compensation as circumstances change. This year, our Chief Executive Officer and certain other named executive officers will receive all of the incentive compensation awarded them in the form of restricted stock units, which will vest over a period of five years. In the case of our Chief Executive Officer and our Chief Operating Officer, their restricted stock units will not vest at all until the end of the five-year period, at which time they will fully vest (rather than vesting pro rata on an annual basis over five years), subject to their continued employment until the vesting date. In the case of our Chief Financial Officer, a portion of his restricted stock units will fully vest at the end of five years and the remainder will vest pro rata on an annual basis over five years, subject to his continued employment until the vesting date. We believe that our financial results since our IPO confirm the effectiveness of our compensation practices. We encourage our stockholders to read our Compensation Discussion and Analysis in its entirety.
_________
1 Source: Thomson Financial as of February 21, 2014. Global M&A completed transaction volume and number of transactions for the year ended December 31, 2013 as compared to the year ended December 31, 2012.

Beginning in 2012, we gave our stockholders the opportunity to approve at our annual meetings of stockholders, on an advisory basis, the annual compensation of the Company's named executive officers. At our 2013 annual meeting of stockholders, approximately 87% of our voting shareholders approved the annual compensation of the Company's named executive officers. Our Compensation Committee considered these results in connection with its analysis of our executive compensation program in making its determination of the form and amount of executive compensation awarded for 2013. For the year ended December 31, 2013, as discussed in detail in “Executive Compensation—Compensation Discussion and Analysis” below, the components of our compensation have remained unchanged from prior years and the range of salary amounts and incentive compensation awarded to our named executive officers are no greater than the prior year. Consistent with our practice since 2009, substantially all of the incentive compensation awarded to our named executive officers has been in the form of grants of restricted stock units. In addition, in January 2014 we adopted stock ownership guidelines to further ensure the alignment of our named executive officers and our stockholders. See “Executive Compensation—Compensation Discussion and Analysis—Executive Stock Ownership and Stock Ownership Guidelines” below.
We are asking our stockholders to approve the following non-binding advisory resolution at our 2014 annual meeting:
“RESOLVED, that the stockholders of Greenhill & Co., Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the proxy statement for the Company’s 2014 annual meeting of stockholders.”
This advisory resolution, commonly referred to as “say-on-pay”, is not binding on the Compensation Committee or the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.
The Board of Directors unanimously recommends that you vote FOR the approval of the advisory resolution to approve our executive compensation.

ITEM 3—RATIFICATION OF SELECTION OF AUDITORS
The Audit Committee of our Board of Directors has selected Ernst & Young LLP to continue to serve as our independent auditors for the year ending December 31, 2014. While it is not required to do so, our Board of Directors is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our stockholders on this appointment. If the selection is not ratified, or even with ratification, our Audit Committee may reconsider its selection.
Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.
The Board of Directors unanimously recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of Greenhill and our subsidiaries for the year ending December 31, 2014. Proxies will be voted FOR ratifying this selection unless otherwise specified.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.greenhill.com. Other corporate governance documents also are available on our website at the same address, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Related Person Transaction Policy. The written charters, the Guidelines, the Code and the Related Person Transaction Policy are also available in print to any shareholder who requests them.
Director Independence
Under applicable New York Stock Exchange listing standards, a majority of the Board of Directors must be independent, and no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Greenhill. In connection with this independence determination, the Board considered transactions and relationships between each director or director nominee or any member of his or her immediate family and Greenhill and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors and our director nominee or their affiliates and members of Greenhill’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
The Board determined that none of Messrs. Blakely, Danforth, Goldstone or Key or Ms. Robards:

•	had any material relationship with Greenhill (other than as directors)

•	had any material relationship, either directly or as a partner, shareholder or officer, of another organization that has a relationship with Greenhill

•	is an employee or has an immediate family member who is or has in the last three years been an executive officer of Greenhill

•	receives, or has an immediate family member who receives, more than $120,000 in direct compensation from Greenhill (other than director and committee fees)

•
is affiliated with or employed by, or has an immediate family member who is or has been within the past three years a partner of or employee of, the Greenhill audit team or a present or former internal or external auditor of Greenhill

•	is employed or has an immediate family member who is employed as an executive officer of another company where any of Greenhill’s present executives serve on the compensation committee

•
is an executive officer of a company that makes payment to or receives payments from Greenhill for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues

•
is an executive officer of any charitable organization to which Greenhill has contributed an amount in any single fiscal year in excess of $1 million or 2% of the consolidated gross revenues of such charitable organization.

As a result of this review the Board affirmatively determined that each of our non-employee directors (Robert T. Blakely, John C. Danforth, Steven F. Goldstone, Stephen L. Key and Karen P. Robards) is “independent” as that term is defined in the applicable New York Stock Exchange listing standards. Messrs. Greenhill and Bok cannot be considered independent directors because of their employment at Greenhill.

Meetings of the Independent Directors
In addition to the committees of the Board of Directors described above, our non-employee directors meet regularly in executive sessions in which our employee directors (Messrs. Greenhill and Bok) and other members of management do not participate. The independent directors take turns serving as the presiding director of these executive sessions.
Committees of the Board
Audit Committee
Members:
Stephen L. Key (Chairman)
Robert T. Blakely
John C. Danforth (until March 1, 2014)
Karen P. Robards
The Audit Committee is a separate committee established in accordance with Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable New York Stock Exchange listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable New York Stock Exchange listing standards. The Board of Directors also has determined that all members of the Audit Committee have the accounting or related financial expertise required by the applicable New York Stock Exchange listing standards and that Mr. Key is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission. While we do not have a policy that limits the number of public company audit committees on which the members of our Audit Committee may serve, none of the members of our Audit Committee other than Mr. Blakely currently serve on more than three such audit committees. Mr. Blakely currently serves on the audit committees of four public companies, including Greenhill. Our Board of Directors has discussed with Mr. Blakely the time and effort required to be devoted by Mr. Blakely to his service on these committees and has affirmatively determined that such services do not impair Mr. Blakely’s ability to serve as an effective member of Greenhill’s Audit Committee.
The Audit Committee’s purpose is to oversee the independent auditor’s qualifications, independence and performance, the integrity of our financial statements, the performance of our internal audit function and independent auditors and compliance with legal and regulatory requirements. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted and operates under a written charter, which is available on our website at www.greenhill.com. The Audit Committee met five times during 2013. In addition, the SEC Subcommittee of the Audit Committee, which is responsible for reviewing periodic reports of Greenhill filed with the SEC, met three times during 2013. Mr. Key and Ms. Robards are members of the SEC Subcommittee.
John C. Danforth retired from the Audit Committee and our Board of Directors effective as of March 1, 2014.
Compensation Committee
Members:
Steven F. Goldstone (Chairman)
Robert T. Blakely
Stephen L. Key
The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Compensation Committee oversees our compensation and benefits policies generally, evaluates senior executive performance, oversees and sets compensation for our senior executives and reviews management’s succession plan. The Compensation Committee evaluates our compensation philosophy, goals and objectives generally, and it approves corporate goals related to the compensation of our senior executives (including the Chief Executive Officer), approves compensation and compensatory arrangements applicable to our other executive officers based on our compensation goals and objectives. See “Executive Compensation—Compensation Discussion and Analysis” for more information on the Compensation Committee’s role in determining compensation. In addition, the Compensation Committee is responsible for reviewing and recommending the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of our equity incentive plan. The Compensation Committee has adopted and operates under a written charter, which permits the

Compensation Committee to delegate its authority to subcommittees or the Chairman of the Compensation Committee when it deems appropriate and in the best interests of Greenhill. The charter is available on our website at www.greenhill.com. The Compensation Committee met two times during 2013.
Nominating and Governance Committee
Members:
Robert T. Blakely (Chairman)
Steven F. Goldstone
Stephen L. Key
Karen P. Robards
The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in applicable New York Stock Exchange listing standards. The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board of Directors and recommends to the Board sound corporate governance principles and practices for Greenhill. In particular, the Committee assesses the independence of all Board members, identifies and evaluates candidates for nomination as directors, recommends the slate of director nominees for election at the annual meeting of stockholders and to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board’s committee structure, reviews and assesses the adequacy of our Corporate Governance Guidelines, evaluates the annual evaluation process for the Board and Board committees and is charged with overseeing our Related Person Transaction Policy. The responsibilities of the Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter, which is available on our website at www.greenhill.com. The Nominating and Governance Committee met once during 2013.
Meeting Attendance
Our Corporate Governance Guidelines provide that our directors are expected to attend meetings of the Board and of the committees on which they serve. We do not have a policy requiring directors to attend our annual meeting of stockholders. The Board met five times during 2013. All of our then directors attended the annual meeting of stockholders in 2013, and all of our directors attended at least 75% of the Board and committee meetings on which the directors served.
Procedures for Contacting the Board of Directors
The Board has established a process for stockholders and other interested parties to send written communications to the Board, the independent directors, or to individual directors. Such communications may be made anonymously. Such communications should be sent by U.S. mail to the Board of Directors, c/o Greenhill, 300 Park Avenue, New York, New York, 10022 (attention: Chief Legal Officer). The communications will be collected by the Secretary and delivered, in the form received and if so addressed, to a specified director, the independent directors or the Audit Committee or its Chairman. Items that are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including solicitations and advertisements, junk mail and resumes.
Procedures for Selecting and Nominating Director Candidates
In evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. In addition, the candidates must be committed to representing the long-term interests of our stockholders. In addition to these minimum qualifications, the Committee also considers other factors it deems appropriate based on the current needs of the Board, including specific business and financial expertise currently desired on the Board, experience as a director of a public company and diversity. The Committee does not have any formal diversity policy. With these factors and characteristics in mind, the Committee will generally begin its search by seeking potential candidates from existing members of the Board and management. The Committee will also reassess the qualifications of a director, including the director’s past contributions to the Board and the director’s attendance and contributions at Board and committee meetings, prior to recommending a director for reelection to another term.
Our Board of Directors has adopted procedures by which stockholders may recommend nominees to the Board. The Nominating and Governance Committee will consider any director candidate recommended by shareholders in accordance with the procedures set out in our bylaws and applicable law on the same basis as it considers other director candidates. Stockholders may also submit a letter and relevant information about the candidate to the Secretary at Greenhill & Co., Inc., 300 Park Avenue, New York, New York 10022.

Director and Officer Indemnification
We have entered into agreements that provide indemnification to our directors, officers and all other persons requested or authorized by our Board of Directors to take actions on behalf of us for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to the limitations imposed by Delaware law. These agreements are in addition to our indemnification obligations under our amended and restated certificate of incorporation.
Board Leadership Structure and Role in Risk Oversight
The Chairman of our Board of Directors, Robert F. Greenhill, is the founder of Greenhill and has previously served as its Chief Executive Officer. In 2007, Mr. Greenhill relinquished the position as Chief Executive Officer. At that time, the Board of Directors determined that it was in the best interests of our stockholders for Mr. Greenhill to continue to serve as Chairman of the Board, given the depth of his experience with our firm and our industry. The independent members of our Board of Directors have not chosen to appoint a “lead independent director.” Our Board of Directors, under the guidance of the Nominating and Governance Committee, reviews the structure of our Board of Directors and its committees each year as a part of its annual self-evaluation process, and in that context considers, among other things, issues of structure and leadership. The Board of Directors is satisfied that its current structure and processes are well suited for the Company, given its simple business model, employee stock ownership and size.
The Board of Directors has delegated risk management and oversight to the Audit Committee. The Audit Committee receives regular reports on risk matters, including financial, legal and regulatory risks, at its quarterly meetings. The Audit Committee also receives an annual report on legal, regulatory and compliance matters from the Greenhill Global Compliance Committee. The Audit Committee oversees the Company’s periodic risk assessments and risk-based internal audits. In addition, the Audit Committee meets regularly with the Chief Compliance Officer, principal accounting officer and General Counsel of Greenhill as well as its external and internal auditors, to discuss issues related to risk management. The Audit Committee, in turn, reports any material risk issues which may arise to the full Board of Directors. The Board of Directors' administration of risk oversight has no impact on its leadership structure.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officers, principal financial officer, principal accounting officer, controller and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available on our website at www.greenhill.com.
We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officers, principal financial officer, principal accounting officer, controller and other persons performing similar functions within four business days following the date of such amendment or waiver.
Related Person Transaction Policy
We have adopted a written related person transaction policy, which is administered by the Nominating and Governance Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For the purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons. Under the policy, the transaction will be referred to the General Counsel, the Chief Executive Officer and/or the Nominating and Governance Committee for review depending on the identity of the “related person.” Such reviewer will review, approve or ratify the transaction, taking into account all relevant facts and circumstances, including without limitation the commercial reasonableness, the benefit and perceived benefit or lack thereof, to the Company, the availability and/or opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. No reviewer may participate in any review, approval or ratification of any related person transaction in which such reviewer or any of his or her immediate family members is the related person. All determinations by the Chief Executive Officer or the General Counsel under the policy will be reported to the Committee at its next regularly scheduled meeting or earlier if appropriate.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Highlights-Executive Compensation in 2013

•	Pre-tax profit margin of 25% for 2013

•	15% gain for our shareholders in 2013, including both share price appreciation and dividend payments

•	Net income and earnings per share for 2013 up 11% and 12%, respectively, from 2012

•	Repurchased nearly 1.1 million shares of our common stock during 2013, resulting in a decline in share count during the year

•	Annual advisory revenues down 2% from prior year while worldwide volume of completed M&A transactions declined 1% from 2012 and the number of worldwide completed M&A transactions declined by 10%[1]

•	Revenue per employee and pre-tax margin was highest among our peer group in 2013

•	We adopted stock ownership guidelines applicable to our named executive officers

•	Incentive compensation paid entirely in restricted stock units; no cash bonus paid to any of our named executive officers in respect of 2013

•	Vesting periods of incentive awards are five years

•	Percentage of compensation based on performance was 83% for our Chief Executive Officer in respect of 2013

•	No single trigger vesting on change of control; no gross ups; no special perks
Overview and Process
The Compensation Committee of the Board of Directors, which consists entirely of independent outside directors, has the overall responsibility for evaluating and approving the executive officer base salary, annual and long-term incentive compensation, benefit, severance, equity-based and other compensation plans, policies and programs of Greenhill. Neither we nor the Compensation Committee has retained any compensation or similar consultants to assist in determining forms or amounts of compensation for employees or directors. Rather, the Compensation Committee maintains a dialogue with the management of Greenhill regarding compensation, industry practices and the contributions of individual executives which are taken into account in determining compensation. Scott Bok, our Chief Executive Officer, makes recommendations to the Compensation Committee regarding both the form and amount of base salary and incentive compensation each year. The Compensation Committee, in approving annual and long-term incentive compensation, is also aware of the amounts of compensation previously awarded to the executive officers and their level of stock and restricted stock unit ownership.
In January 2014, the Compensation Committee approved the implementation of stock ownership guidelines for our named executive officers, to further ensure the alignment of interests between our named executive officers and our stockholders. See “Executive Stock Ownership and Stock Ownership Guidelines” below for a description of our stock ownership guidelines.
Compensation Philosophy
Given the critical importance of human capital to our business, we have designed our executive compensation program to attract, motivate and retain the executive leadership necessary for Greenhill to achieve long-term success and increase stockholder value. Our compensation policy has not changed since our initial public offering in 2004. A substantial portion of each executive’s total compensation is variable and delivered on a pay-for-performance basis. We are committed to utilizing the executive compensation program to reinforce our ownership culture and to broaden employee ownership over time. We strongly believe that executive and employee ownership directly aligns the interests of employees and stockholders and promotes long-term stockholder value creation. The key components of the compensation program for executive officers are base salary, annual incentive compensation and long-term incentive compensation, each of which is described below. Since our IPO in 2004, we have sought to keep our total compensation and benefits expense to a ratio that does not exceed 50% of total revenues each year. While we achieved that objective during the period from our IPO through 2009, when our ratio of compensation to revenues was 46%, we have been impacted over the past few years by the challenging transaction
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1 Source: Thomson Financial as of February 21, 2014. Global M&A completed transaction volume and number of transactions for the year ended December 31, 2013 as compared to the year ended December 31, 2012.

environment and our ratio of compensation to revenues has ranged between 53% and 55% since 2010. The ratio of compensation to revenues in 2013 was 54%. While this ratio remains below our key competitors, it continues to be our objective to reduce this ratio over time to a ratio not to exceed 50% when market activity and our revenue productivity improve. We will balance this policy goal with our objective of retaining our core personnel and compensating them competitively in order to maintain our strong franchise, and continuing to expand our industry expertise and geographic reach. In allocating compensation to our named executive officers and other senior professionals, our primary emphasis is on evaluating the relative contribution to the Company that each named executive officer and other senior professional has made and on allocating compensation fairly to reflect those contributions. This allocation changes on an annual basis. See “Allocation of Compensation” below for a description of 2013 allocations.
The Compensation Committee, in determining both compensation philosophy and components and allocation of compensation, is aware of industry practice and takes into account the compensation practices of and amounts paid by other companies in the financial services industry. The financial services industry comprises many different kinds of companies with different business models and economic characteristics. While many of these companies may be described as financial services companies where human capital is of critical importance, Greenhill competes only with a small fraction of these companies for employees and clients. Because one of our key goals in setting and allocating compensation is to retain and attract qualified personnel, the Compensation Committee considers only a small subset of other financial services companies as relevant from the perspective of determining compensation structure and levels for key professionals at Greenhill. This subset consists of those financial services companies that Greenhill views as sources of potential new hires and competitors for the services of its key individuals. These companies include Bank of America Corporation, Barclays Bank PLC, Citigroup Inc., Credit Suisse AG, Deutsche Bank AG, Evercore Partners, Inc., Goldman Sachs Group, Inc., Jefferies Group, Inc., JPMorgan Chase & Co., Lazard Ltd., Morgan Stanley, and UBS AG and other closely held independent firms. Competition among these companies for qualified personnel has historically been intense. The Compensation Committee is mindful of this competition in its allocation of compensation but has chosen not to set any specific metrics or targets relative to these competitors.
Components of Compensation
Base Salary. Annual base salaries for named executive officers were set at $600,000 at the time of our initial public offering in 2004 and have generally remained at that level since then. Mr. Grubb, who was a Principal until his promotion to Managing Director effective as of January 1, 2014, received an annual base salary of $235,000 in 2013, which was determined based on comparable base salaries for other Principals of the Company, and will receive an annual base salary of $500,000 in 2014, which was determined based on base salaries for other Managing Directors of the Company which range between $350,000 and $600,000. All of our other named executive officers will receive an annual base salary of $600,000 in 2014.
Executive officer base salaries and subsequent adjustments, if any, will be determined by the Compensation Committee, based on a review of relevant publicly available market data for our selected peer group and other factors the Compensation Committee believes are relevant. In addition, the Compensation Committee will consider salary adjustments for the organization’s broader employee population.
Incentive Compensation. Incentive compensation, which is comprised of annual and long-term compensation, is a key component of Greenhill’s executive compensation strategy and generally represents by far the largest component of compensation for named executive officers. Awards of annual and long-term incentive compensation are based on Greenhill’s operating performance and each individual’s contributions to revenue as well as to the development of Greenhill’s client base, strategic development and market position and contributions to management, administration and oversight of Greenhill's global operations. Consistent with our philosophy regarding executive ownership, named executive officers are eligible for annual incentive compensation, generally payable in the form of cash, and long-term incentives generally payable in the form of restricted stock units. Annual incentive compensation awards and long-term incentive compensation awards are only granted once a year, generally at a meeting of the Compensation Committee held in late January or early February shortly after our financial results for the prior fiscal year have been publicly reported. Incentive compensation is awarded pursuant to the terms of the Greenhill & Co., Inc. Equity Incentive Plan, as amended and restated (the "Equity Incentive Plan"), which permits the Compensation Committee to select among a variety of types of awards, including cash, stock, stock options or restricted stock units. While Greenhill has never awarded any stock options and does not expect to do so, if it were to award stock options, such options, under the terms of the Equity Incentive Plan, must be granted with an exercise price of fair market value on the date of the grant, and under the relevant rules of the New York Stock Exchange, the replacement of any such options with lower-priced options would require stockholder approval.
Annual Incentive Compensation. The aggregate amount of annual incentive compensation awarded in any year varies from year to year depending on the amount of our revenues, the amount of base compensation and benefits, the amount of amortization of restricted stock units and other compensation payments, the anticipated compensation requirements (which may vary depending on the level of recruitment of new Managing Directors in any given period and other factors), the amount of other costs and expenses, industry practices and other factors.
Long-Term Incentive Compensation. The aggregate amount of long-term incentive compensation awarded in any year varies from year to year depending on the amount of revenues, the amount of compensation payments incurred (including the amount of annual incentive compensation awarded), the amount of amortization of restricted stock units, the anticipated compensation requirements (which may vary depending on the level of recruitment of new Managing Directors in any given period and other factors), the amount of other costs and expenses, industry practices and other factors. Greenhill believes the use of significant equity-based awards as part of the compensation program will support the achievement of the Company’s long-term objectives and stockholder value creation, further align executive and stockholder interests and promote executive ownership. Long-term incentive compensation awards of restricted stock units for named executive officers and Managing Directors generally vest either on a cliff basis, when they vest in full only at the end of a five-year period, or pro rata on an annual basis over a period of five years, consistent with our desire to maximize long-term retention of senior professionals. Restricted stock units are only transferable in limited circumstances. We pay dividend equivalents on a current basis to the holders of unvested restricted stock units, although a portion of such amounts are subject to repayment in the event that the unvested restricted stock units are forfeited.
See “Allocation of Compensation” below for a description of the process for determining the amounts of compensation awarded to our named executive officers in respect of 2013 performance.
Other Forms of Compensation. We do not provide any perquisites to any of our named executive officers.
We do not have any pension, severance or deferred compensation plans, except for our tax qualified 401(k) profit sharing plan, and pension plans in our foreign jurisdictions where required by applicable law. We maintain medical, dental, disability and life insurance benefit plans for the benefit of all of our eligible employees.
Dialogues with our Stockholders
We gave our stockholders the opportunity, at our 2013 annual meeting of stockholders, to approve, on an advisory basis, our executive compensation. Our stockholders overwhelmingly did so, by a vote of approximately 87% of those voting. Our Compensation Committee considered these results in connection with its analysis of our executive compensation programs, including its determination of the form and amount of executive compensation for 2013.
Our Chief Executive Officer and Chief Financial Officer regularly speak with our major stockholders, as well as many smaller stockholders, and have made presentations at eleven investor conferences in the last twelve months. We discuss our compensation matters regularly with our stockholders, including comparisons of our compensation practices to those of our peers. Our stockholders have continued to express support for our compensation philosophy and the components of our compensation, praising in particular our significant outperformance compared to our closest peers on GAAP compensation ratios, the fact that our compensation consists of a significant portion of stock-based compensation and long vesting periods for our stock-based compensation. As a result of our stockholders’ approval of our executive compensation in 2013, our dialogues with stockholders and our ongoing review of our compensation policies and decisions, we believe our existing executive compensation program effectively aligns the interests of our named executive officers with those of our stockholders. This has been further enhanced by our adoption of stock ownership guidelines, as more fully described in “Executive Stock Ownership and Stock Ownership Guidelines” below.
Allocation of Compensation
Annual incentive compensation awards and long-term incentive compensation awards are granted once at the beginning of each calendar year in respect of performance for the preceding year. The purpose of the annual and long-term awards is both to reward recipients for their contribution to our business in the preceding year and to encourage the long-term retention of the recipients.
The actual percentage of our revenues that was recorded as compensation expense during 2013 was 54%. The actual percentage is determined by management in consultation with the Board of Directors and based on such factors as the amount of revenues, the amount of base compensation and benefits, amortization of restricted stock units and other compensation payments, the anticipated compensation requirements (which may vary depending on the level of recruitment of new Managing Directors in any given period and other factors) and the amount of other costs and expenses. The Compensation Committee noted that our compensation ratio was lower in 2013 than that of most of our key competitors when measured on a comparable basis, and in some cases significantly so.

In order to determine the amount of the annual incentive and long-term incentive compensation awards to be granted to our named executive officers, we begin by determining the pool available for annual incentive compensation. The pool is calculated by multiplying our revenues for the immediately preceding year by a percentage (determined by management in consultation with the Compensation Committee) and subtracting from that amount the base compensation and benefits paid to all employees, amortization of restricted stock units, and other compensation expenses (principally including the cash bonuses paid or payable in respect of the preceding fiscal year to all employees other than the Managing Directors). The remaining amount is the pool out of which annual incentive compensation may be awarded to our named executive officers and other Managing Directors. Depending upon the size of the compensation pool available for our named executive officers and other Managing Directors, in certain years the majority of our named executive officers and Managing Directors may receive cash bonus awards as part of their incentive compensation, and in other years cash bonuses may be awarded only to non-Managing Directors. Based on these factors and the size of the available compensation pool, our named executive officers received no annual incentive cash bonus awards in respect of performance in 2013.
In determining the amount of the long-term incentive compensation awards granted to our named executive officers in respect of performance in 2013, the Compensation Committee considered the contributions by all of the named executive officers to revenues, business development and management and development of the Company. The Compensation Committee also considered, in its deliberations regarding the allocation of compensation, the financial performance of the Company. The Compensation Committee noted the total shareholder return of the Company consisting of a 15% gain for our shareholders in 2013, including share price appreciation and dividend payments, and the repurchase of 1.1 million shares of our common stock. The Compensation Committee also noted our profitability as measured by net income and earnings per share increased in 2013 by 11% and 12%, respectively, as compared to 2012. Additionally, the Compensation Committee noted that advisory revenues in 2013 decreased by 2% while at the same time worldwide completed M&A volume for 2013 decreased by 1% and the number of worldwide completed M&A transactions decreased by 10% from 2012, and worldwide announced M&A volume decreased by 3% and the number of worldwide announced M&A transactions decreased by 8%2. Further, the Compensation Committee noted that our revenue per employee and pre-tax margin were higher in 2013 than those of any of our closest competitors. For a more complete summary of our performance in 2013, please refer to our Form 10-K, which has been filed with the Securities and Exchange Commission.
In particular, the Compensation Committee noted the role of Mr. Bok (our Chief Executive Officer) in managing and overseeing the Company's global operations, in expanding our global franchise to Brazil, in originating and executing certain client engagements, in monetizing certain of our investments, his contributions to our relationships with our investors and the importance of his retention. With respect to our other named executive officers, the Compensation Committee focused on the relative importance of the roles played by such officers in the origination and execution of specific client transactions, in acting as spokespersons for the Company, in managing and administering the Company's global operations, in assisting with our global expansion, giving due regard to the complexity and difficulty of the administrative roles played by each such officer and the importance of retaining each such officer. Based on these factors and the size of the available compensation pool, our named executive officers received annual incentive compensation entirely in long-term incentive awards in the form of restricted stock units in respect of performance in 2013.
In 2013, we achieved a pre-tax profit margin of 25% and we returned a total of approximately $112 million to our shareholders while maintaining a balance sheet with no net debt. However, none of our named executive officers received cash bonuses in respect to their performance for 2013. Moreover, and in order to further strengthen the retention incentive for our named executive officers and further align their interests with those of our shareholders, all long-term incentive compensation received by our named executive officers for 2013 performance was in the form of restricted stock units with five year vesting periods that, in the case of our Chief Executive Officer and our Chief Operating Officer do not vest at all for five years, when they vest fully (rather than vesting pro rata on an annual basis over five years), and, in the case of our Chief Financial Officer, consists of restricted stock units a portion of which vests fully in five years and a portion of which vests pro rata on an annual basis over five years. Long-term performance based incentive compensation comprised 83% of Mr. Bok’s base and incentive compensation in respect of 2013.
Executive Stock Ownership and Stock Ownership Guidelines
We believe that it is important for the incentives of our named executive officers to be aligned with the long-term interests of our stockholders.
We have historically awarded our named executive officers and other senior employees long-term incentive
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2 Source: Thomson Financial as of February 21, 2014. Global M&A announced and completed transaction volume and number of transactions for the year ended December 31, 2013 as compared to the year ended December 31, 2012.

compensation in the form of restricted stock units with a vesting period that is generally longer than those used by our peers and the stock-based component for the named executive officers and other senior employees has historically represented a significant portion of compensation. As a result, we believe our named executive officers have a demonstrable and significant interest in increasing the stockholders’ value over the long term.
Our named executive officers own significant interests in Greenhill through stock and restricted stock units granted in previous years. See “Security Ownership of Directors, Executive Officers and Certain Beneficial Owners.” In order to further ensure the alignment of interests between our named executive officers and our stockholders, we adopted in January 2014 stock ownership guidelines for our named executive officers. These guidelines require our Chief Executive Officer and the other named executive officers to own Greenhill stock (including RSUs or other Greenhill securities, whether vested or unvested) equal to, in the case of our Chief Executive Officer, ten times his base salary, and in the case of each other named executive officer, three times his base salary. Compliance with these guidelines is measured no less frequently than annually on dates to be determined by the Compensation Committee, and calculated using the average closing price of Greenhill shares over the 12-month period preceding the applicable compliance measurement date. Our Chief Executive Officer, Chief Operating Officer and General Counsel currently exceed their required ownership levels. Our Chief Financial Officer, who was recently promoted to Managing Director, does not currently meet the required ownership level and has until January 2017 to achieve his required ownership level. Any newly appointed named executive officer will have five years to attain the required ownership levels. Scott Bok, our Chief Executive Officer, owns Greenhill common stock and restricted stock units with a value which is more than 70 times his base salary (assuming a value of our common stock of $57.94, the closing price of our stock on December 31, 2013).
Our named executive officers are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our securities owned by them through short sales, option transactions or other derivative instruments, and may not purchase any of our securities on margin, borrow against any account in which our securities are held or otherwise pledge any company securities as collateral.
Tax and Accounting Implications
Policy on Qualifying Compensation for Deductibility. Section 162(m) of the Internal Revenue Code limits deductions for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. Our policy is to generally maximize the tax deductibility of compensation payments to our executive officers. We may, however, authorize payments to executive officers that may not be fully deductible if we believe such payments are in our stockholders’ interests.
Compliance with Section 409A of the Internal Revenue Code. We structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code.
Accounting for Stock-Based Compensation. We account for stock-based compensation in accordance with the requirements of FASB Accounting Standards Codification (“ASC”) Topic 718.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of Greenhill serves on the Compensation Committee. The Compensation Committee members have no interlocking relationships as defined by the Securities and Exchange Commission.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Greenhill has reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement.
Compensation Committee of the Board of Directors of Greenhill & Co., Inc.
Steven F. Goldstone, Chairman
Stephen L. Key
Robert T. Blakely

EXECUTIVE COMPENSATION TABLES
2013 Summary Compensation Table (1)

Name	Year	Salary	Bonus		Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
Scott L. Bok	2013	$600,000	—		$2,899,000	—	$592,450	(6)	$4,091,450
Chief Executive Officer	2012	600,000	—		2,899,000	—	397,045	(7)	3,896,045
	2011	600,000	—		3,149,000	—	330,539	(8)	4,079,539
Christopher T. Grubb	2013	235,000	—		210,000	—	18,068	(9)	463,068
Chief Financial Officer	2012	220,000	—		166,130	269,000	15,533	(10)	670,663
Harold J. Rodriguez, Jr.	2013	600,000	—		999,000	—	110,202	(11)	1,709,202
Chief Operating Officer	2012	600,000	—		999,000	—	78,861	(12)	1,677,861
	2011	600,000	—		899,000	—	50,653	(13)	1,549,653
Gavin D. Solotar (4)	2013	600,000	—		537,461	—	146,562	(14)	1,284,023
General Counsel and	2012	195,769	162,539	(5)	3,807,400	—	33,108	(15)	4,198,816
Secretary

(1)	Our named executive officers for 2013 are Messrs. Bok, Grubb, Rodriguez and Solotar.

(2)
These amounts reflect the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of awards made pursuant to our Equity Incentive Plan in the referenced fiscal year. See footnotes 2 (Summary of Significant Accounting Policies) and 12 (Restricted Stock Units) to our financial statements for the year ended December 31, 2013 included in our Form 10-K filed with the Securities and Exchange Commission. In addition, on February 4, 2014, the named executive officers (other than Mr. Solotar) were granted additional awards of restricted stock units (which we refer to as RSUs) under our Equity Incentive Plan in respect of 2013 performance as follows: Mr. Bok, 50,312 RSUs; Mr. Grubb, 15,382 RSUs; and Mr. Rodriguez, 20,113 RSUs. Mr. Bok’s and Mr. Rodriguez’s awards will vest fully on January 1, 2019. With respect to Mr. Grubb's awards, 4,027 of his RSUs will vest fully on January 1, 2019, and 11,355 of his RSUs will vest ratably over five years, with 20% vesting on January 1 of each of 2015, 2016, 2017, 2018 and 2019.

(3)	These amounts reflect the cash awards to the named executive officers in respect of performance in the referenced year. We refer to this portion of our annual incentive compensation as a bonus.

(4)	Mr. Solotar will transition from his role as General Counsel and Secretary to a Managing Director role in our corporate advisory business in the second quarter of 2014.

(5)	This amount reflects the cash bonus awarded to Mr. Solotar in respect of 2012 performance, pursuant to the terms of his offer letter.

(6)
Consists of $461,392 in dividend equivalent payments made in respect of unvested RSUs (“Dividend Equivalent Payments”), $130,058 in cash distributed in respect of profit overrides awarded in prior years on investments made by Greenhill Capital Partners I ("Profit Overrides") and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan.

(7)	Consists of $396,045 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan.

(8)	Consists of $329,539 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Bok’s 401(k) Profit Sharing Plan.

(9)	Consists of $17,068 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Grubb’s 401(k) Profit Sharing Plan.

(10)	Consists of $14,533 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Grubb’s 401(k) Profit Sharing Plan.

(11)	Consists of $100,051 in Dividend Equivalent Payments, $9,151 in Profit Overrides and $1,000 in a matching contribution to Mr. Rodriguez’ 401(k) Profit Sharing Plan.

(12)	Consists of $77,861 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Rodriguez’ 401(k) Profit Sharing Plan.

(13)	Consists of $49,653 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Rodriguez’ 401(k) Profit Sharing Plan.

(14)	Consists of $145,562 in Dividend Equivalent Payments and $1,000 in a matching contribution to Mr. Solotar’s 401(k) Profit Sharing Plan.

(15)	Consists of $33,108 in Dividend Equivalent Payments.

2013 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) (1)	All Other Stock Awards; Number of Shares of Stock or Units (2)		Grant Date Fair Value of Stock Awards (3)
Scott L. Bok	January 30, 2013	See Note 1	49,269	(A)	$2,899,000
Christopher T. Grubb	January 30, 2013	See Note 1	3,569	(B)	210,000
Harold J. Rodriguez, Jr.	January 30, 2013	See Note 1	16,978	(A)	999,000
Gavin D. Solotar	January 30, 2013	See Note 1	9,134	(B)	537,461

(1)
As described in the “Compensation Discussion and Analysis” above, the named executive officers are eligible for an annual incentive compensation award in the form of a cash payment. As described in the “Compensation Discussion and Analysis”, the actual amounts paid to our named executive officers are determined by our Compensation Committee once the available annual incentive compensation award pool is known and are subject to a percentage cap on each named executive officer’s potential annual incentive compensation award which is established by the Compensation Committee at the beginning of each performance period.

(2)
These restricted stock units were granted as a part of our long-term incentive compensation program in respect of 2012 compensation. Those awards marked (A) were granted on January 30, 2013 and will vest 100% on January 1, 2018. Those awards marked (B) were granted on January 30, 2013 and vested as to 20% of the original award on January 1, 2014, and the remainder will vest ratably on January 1 of each of 2015, 2016, 2017 and 2018. The units comprising the awards are subject to payment within 75 days following each such vesting date. Each unit represents a right to receive one share of Common Stock or an amount equal to the market value of the Common Stock underlying the vested award on the applicable vesting date. Payment may be made in cash, shares of Common Stock or a combination thereof. See footnote 2 of the 2013 Summary Compensation Table for information on the restricted stock units granted in 2014 as part of our long-term incentive compensation program in respect of 2013 performance to the named executive officers.

(3)
These amounts reflect the grant date fair value based on a price per share of $58.84, each as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2013

Name	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Scott L. Bok	2,550	(A)
	23,545	(B)
	9,168	(C)
	69,374	(D)
	41,698	(F)
	60,725	(H)
	49,269	(J)
	256,329		$14,851,702
Christopher T. Grubb	251	(A)
	713	(C)
	2,165	(E)
	2,784	(G)
	3,569	(I)
	9,482		$549,387
Harold J. Rodriguez, Jr.	1,780	(A)
	3,996	(C)
	11,904	(F)
	20,926	(H)
	16,978	(J)
	55,584		$3,220,537
Gavin D. Solotar	29,430	(K)
	36,786	(L)
	9,134	(I)
	75,350		$4,365,779

(1)
The units referred to in this column are restricted stock units granted pursuant to our Equity Incentive Plan. No other types of equity awards are outstanding. Amounts are shown as of December 31, 2013. Those awards marked (A) are subject to five year pro rata vesting and became fully vested on January 1, 2014; those awards marked (B) are subject to five year cliff vesting and vested in full on January 1, 2014; those awards marked (C) are subject to five year pro rata vesting and were vested as to 60% of the original award as of December 31, 2013 with the remainder vesting ratably on January 1 of each of 2014 and 2015; those awards marked (D) are subject to five year cliff vesting and will vest in full on January 1, 2015; those awards marked (E) are subject to five year pro rata vesting and were vested as to 40% of the original award as of December 31, 2013 with the remainder vesting ratably on January 1 of each of 2014, 2015 and 2016; those awards marked (F) are subject to five year cliff vesting and will vest in full on January 1, 2016; those awards marked (G) are subject to five year pro rata vesting and were vested as to 20% of the original award as of December 31, 2013 with the remainder vesting ratably on January 1 of each of 2014, 2015, 2016 and 2017; those awards marked (H)  are subject to five year cliff vesting and will vest in full on January 1, 2017; those awards marked (I) are subject to five year pro rata vesting and vest ratably on January 1 of each of 2014, 2015, 2016, 2017 and 2018; those awards marked (J) are subject to five year cliff vesting that will vest in full on January 1, 2018; those awards marked (K) are subject to five year pro rata vesting and were vested as to 20% of the original award as of September 30, 2013 and the remainder will vest ratably on September 30 of each of 2014, 2015, 2016 and 2017; and those awards marked (L) are subject to five year cliff vesting that will vest in full on September 30, 2017. The units comprising the awards are subject to payment within 75 days following each such vesting date. Each unit represents a right to receive one share of Common Stock or an amount equal to the market value of the Common Stock underlying the vested award on the applicable vesting date. Payment may be made in cash, shares of Common Stock or a combination thereof.

(2)
The market value has been calculated by multiplying the number of shares underlying the award by the closing price of our common stock on December 31, 2013, $57.94. For the purposes of this calculation, we have assumed that all conditions to the vesting of these awards will be fulfilled.

Stock Vested as of Fiscal Year End 2013

Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1)
Scott L. Bok	12,965	$763,379
Christopher T. Grubb	2,161	127,240
Harold J. Rodriguez, Jr.	4,650	273,792
Gavin D. Solotar	7,357	368,144

(1)	Value realized upon vesting calculated by multiplying the number of shares acquired upon vesting at the closing market price of the shares on each vesting date.
Potential Payments upon Termination or a Change of Control
None of our named executive officers or other employees have any severance agreements or arrangements (including pursuant to the employment agreements described below). However, our Equity Incentive Plan provides that upon the death, disability, retirement or upon the termination of employment without cause (as determined by our Compensation Committee) within two years following a change of control or six months prior to a change of control if the Compensation Committee reasonably believes such termination was at the behest of an acquiring entity, any restricted stock unit previously granted will immediately become fully vested (which we refer to as the acceleration provision). The acceleration provision applies to the restricted stock units held by all of our employees. Had the acceleration provision been triggered on December 31, 2013, the value of shares of our common stock to be delivered on that date to our named executive officers would have been as follows (calculated using the closing price of our common stock on December 31, 2013 of $57.94): Mr. Bok, $14,851,702; Mr. Grubb, $549,387; Mr. Rodriguez, $3,220,537; and Mr. Solotar, $4,365,779.
Employment Agreements
The employment agreements of Messrs. Bok and Rodriguez provide that they will be paid an annual base salary of $600,000, subject to annual review by the Compensation Committee, and that they may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. These employment agreements are terminable by either party on 90 days’ prior written notice. Messrs. Solotar and Grubb are not party to an employment agreement with us. All of our named executive officers are subject to limitations on their ability to compete with us during the term of their employment and for a three month period thereafter; they are also prohibited from soliciting certain of our employees for a period of six months following the termination of their employment.

DIRECTOR COMPENSATION TABLE
2013 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
John C. Danforth	$50,024	$49,976	$100,000
Steven F. Goldstone	—	100,000	100,000
Stephen L. Key	57,565	57,435	115,000
Robert T. Blakely	50,024	49,976	100,000
Karen P. Robards (2)	35,994	36,058	72,052

(1)
These amounts reflect the aggregate grant date fair value determined in accordance with FASB ASC Topic 718 for awards granted in 2013 pursuant to our Equity Incentive Plan. As these awards are fully vested, the entire expense arising from them is recognized in the year the services were rendered to which they relate.

(2)	The amounts for Karen P. Robards reflect the partial year compensation for Ms. Robards who was elected to our Board of Directors on April 11, 2013.
During 2013, directors who were not Greenhill employees received an annual retainer of $100,000 for service on our Board of Directors payable at their option either in cash or stock or a combination. No separate meeting fees were paid. The chairman of the Audit Committee received an additional annual cash retainer of $15,000, which was paid at his option in a combination of cash and stock. We have not retained any compensation consultants to advise on director compensation.
It is our policy to ask our non-employee directors to retain any stock granted to them as compensation until such time as they complete their service on the Board, subject to exceptions for unforeseen personal circumstances. As of December 31, 2013, all of our non-employee directors owned stock in the Company. As a result, we believe our non-employee directors have a demonstrable and significant interest in increasing the stockholders’ value over the long term, and we have not adopted any stock ownership guidelines for non-employee directors.
Our non-employee directors are prohibited from hedging or otherwise disposing of the economic risk of ownership of any of our shares owned by them through short sales, option transactions or other derivative instruments.
Our non-employee directors also will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their service on the Board and the Board committees. We may also arrange transportation for our directors to and from Board meetings. Employees of Greenhill who also serve as directors receive compensation for their services as employees, but they do not receive any additional compensation for their service as directors. No other compensation is paid to our Board members in their capacity as directors. Non-employee directors do not participate in our employee benefit plans. See discussion under “Certain Relationships and Related Transactions—Other Compensation” for a description of the compensation paid to Robert F. Greenhill, who is the Chairman of our Board of Directors and an employee of Greenhill, but is not an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than what is in the best interests of the firm and our stockholders. We also recognize that at times, such transactions may actually be in the best interests of the Company. Therefore, to ensure such transactions are given due consideration, our Board of Directors adopted a Related Person Transaction Policy. Under the policy, the Chief Executive Officer, the General Counsel and the Nominating and Governance Committee are tasked with reviewing the proposed transactions between Greenhill and the related parties and the Nominating and Governance Committee is charged with overseeing the policy. See “Information Regarding the Board of Directors and Corporate Governance—Related Person Transaction Policy” above.

Related Transactions Involving Our Directors and Executive Officers
Other Compensation
Robert F. Greenhill, founder, Chairman, director and employee of the Company, actively participates in various client revenue generating engagements as well as overall firm activities. Consistent with our practice for compensating our senior professionals, Mr. Greenhill was compensated in 2013 on a pay-for-performance basis based on his relative contribution to the Company. In 2013, Mr. Greenhill received a total of $4,351,643 in compensation, including $2,899,000 in restricted stock units awarded in 2013 (calculated by multiplying the number of shares underlying the award by the closing price of our common stock on the trading date prior to the grant date of the award) as well as Dividend Equivalent Payments, Profit Overrides and expenses of a car and driver. The cost of Mr. Greenhill's car and driver was $174,419 in 2013 (comprised principally of compensation expense in respect of Mr. Greenhill’s driver, who is our employee). In addition, Mr. Greenhill uses an aircraft owned by us for personal travel; Mr. Greenhill reimburses us for the costs associated with his personal use of the aircraft. See “Use of Corporate Aircraft” below. These perquisites are provided only to Mr. Greenhill, in recognition of his role as founder of our firm.
Similar to our arrangements with certain senior professionals, we have an employment agreement with Mr. Greenhill that provides that he will be paid an annual base salary of $600,000, subject to annual review by the Compensation Committee, and that he may be awarded a bonus in an amount to be determined in the sole discretion of the Compensation Committee. Mr. Greenhill is also entitled to participate in all of our employee benefit plans, including, without limitation, our group health, dental and life insurance plans, 401(k) Profit Sharing Plan and Equity Incentive Plan. The employment agreement may be terminated by either party on 90 days’ notice. Under the agreement, Mr. Greenhill is subject to limitations on his ability to compete with us during the term of his employment and for a three-month period thereafter. He is also prohibited from soliciting certain of our employees for a period of six months following the termination of his employment. In addition, he is subject to obligations of confidentiality and is required to protect and use confidential information in accordance with the restrictions placed by us on its use and disclosure.
Relationship with Merchant Banking Funds
Greenhill has an indirect interest in two different merchant banking funds which we refer to as Greenhill Capital Partners I (or Fund I) and Greenhill Capital Partners II (or Fund II), each of which consists of several related fund vehicles which generally invest in parallel on a pro rata basis (we refer to those funds collectively as the “Funds”). The managing general partners of Fund I and Fund II are controlled by Greenhill, and Scott L. Bok, our Chief Executive Officer, remains a member of the Investment Committee of Fund I and Fund II.
Greenhill’s employees committed a significant amount of capital to the Funds at the time of the respective closing dates. Greenhill and those employees who made capital commitments to the Funds have entered into a series of agreements with the Funds (the “Partnership Agreements”). Pursuant to the Partnership Agreements, the limited partners of the Funds have agreed to pay during the commitment period an annual management fee to the respective managing general partner of such Funds. Limited partners, including Messrs. Bok and Rodriguez, as well as Mr. Greenhill, also agreed to pay to the managing general partners of the funds certain profit overrides. The Partnership Agreements also provide for the payment by the limited partners of certain expenses incurred by the general partner and for the indemnification of the general partner, its affiliates and their employees under certain circumstances.
Use of Corporate Aircraft
Through our wholly-owned subsidiary Greenhill Aviation Co., LLC, we own and operate an airplane that is used by our employees for transportation on business travel and by Robert F. Greenhill and his family for transportation on business and personal travel. We bear all costs of operating the aircraft, including the cost of maintaining air and ground crews. We have an aircraft expense policy in place that sets forth guidelines for personal and business use of the airplane. Mr. Greenhill reimburses the Company for the actual out-of-pocket costs associated with the operation of the Company’s aircraft in connection with the personal use thereof by Mr. Greenhill. In 2013, Mr. Greenhill reimbursed us $408,560 for such costs incurred in 2013. No other employees used the aircraft for personal travel in 2013.
In addition, employees of Greenhill from time to time use airplanes personally owned by Mr. Greenhill for business travel. In those instances, Mr. Greenhill invoices us for the travel expense on terms we believe are comparable to those we could secure from an independent third party. During 2013, we paid $47,879 to an entity controlled by Mr. Greenhill on account of such expenses.
Use of Hangar Space
Riversville Aircraft Corporation, an entity controlled by Robert F. Greenhill, uses and reimburses us for a portion of the hangar space we lease at the Westchester County Airport. In 2013, Riversville Aircraft Corporation paid us $73,200 in rent and related costs. Riversville Aircraft Corporation reimburses us for its use of a portion of the hangar space on terms we believe are comparable to those we could secure from an independent third party.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report
The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing the integrity of the financial statements of Greenhill, compliance by Greenhill with legal and regulatory requirements, and the independence and performance of Greenhill’s internal and external auditors.
The consolidated financial statements of Greenhill, Inc. for the year ended December 31, 2013, were audited by Ernst & Young LLP, independent auditors for Greenhill.
As part of its activities, the Committee has:

1.	Reviewed and discussed with management and the independent auditors the audited financial statements of Greenhill;

2.
Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3.
Received from the independent auditors written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence; and

4.	Discussed with the independent auditors, the independent auditors’ independence.
Management is responsible for Greenhill’s system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Our Committee’s responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to Greenhill’s Board of Directors the inclusion of the audited consolidated financial statements in Greenhill’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.
Audit Committee of the Board of Directors of Greenhill
Stephen L. Key, Chairman
John C. Danforth
Robert T. Blakely
Karen P. Robards
Auditor Fees
Ernst & Young LLP served as our principal auditors for 2013. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for fiscal years 2012 and 2013 as well as fees for the review of our interim consolidated financial statements for each quarter in fiscal years 2012 and 2013 and for all other services performed for fiscal years 2012 and 2013 by Ernst & Young LLP.

	2012	2013
Audit Fees	$1,034,458	$1,098,482
Audit-Related Fees	—	—
Tax Fees	19,828	9,944
All Other Fees	13,620	18,945
"Audit fees" includes statutory audits of our operating subsidiaries in multiple international jurisdictions. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.

Auditor Services Pre-Approval Policy
The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditors. In accordance with this policy, the Committee’s practice is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent auditors during the fiscal year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegate authority to grant such pre-approvals during the year to the chairperson of the Audit Committee, so long as the chairperson informs the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2015 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 300 Park Avenue, New York, New York 10022, Attention: Secretary, on or before November 13, 2014. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Under our bylaws, director nominations or other business that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2015 Annual Meeting, must be received no earlier than December 19, 2014 and no later than January 18, 2015, and must include all of the requirements pursuant to our bylaws. Written notice must be delivered to the Secretary within these deadlines.
AVAILABLE INFORMATION
Our 2013 Annual Report to Stockholders and our Form 10-K, including financial statements for the year ended December 31, 2013, accompany this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2013 or a copy of any of the charters of our Audit Committee, Compensation Committee or Nominating and Governance Committee, our Corporate Governance Guidelines, Related Person Transaction Policy or Code of Business Conduct and Ethics, may do so without charge by viewing these documents on our website at www.greenhill.com or by writing to Greenhill, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022.
OTHER MATTERS
We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Greenhill.

# GREENHILL & CO., INC.

**IMPORTANT ANNUAL MEETING INFORMATION** 000004

ENDORSEMENT_LINE______________ SACKPACK___________

MR A SAMPLE
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## Annual Meeting Proxy Card

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A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Robert F. Greenhill	☐	☐	02 - Scott L. Bok	☐	☐	03 - Robert T. Blakely	☐	☐
04 - Steven F. Goldstone	☐	☐	05 - Stephen L. Key	☐	☐	06 - Karen P. Robards	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval, by non-binding vote, of Greenhill's executive compensation.	☐	☐	☐	3. Ratification of the Selection of Ernst & Young LLP to serve as Greenhill's auditors for the year ending December 31, 2014.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

6 2 D V 1 8 7 1 2 6 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy — Greenhill & Co., Inc.

**Notice of 2014 Annual Meeting of Stockholders**

**Greenhill & Co., Inc.**
**300 PARK AVENUE**
**NEW YORK, N.Y. 10022**
**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS — APRIL 23, 2014**

The undersigned hereby appoints Robert F. Greenhill and Scott L. Bok as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Greenhill & Co., Inc. held of record by the undersigned on March 5, 2014, at 11:00 A.M., at the Annual Meeting of Stockholders to be held at the Waldorf-Astoria, 301 Park Avenue, New York, New York 10022, on April 23, 2014, or any adjournment or postponement thereof and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.

**Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

(Items to be voted appear on reverse side.)